Exhibit 99.1

Cindy Demers – Corporate and Government Affairs
(480) 754-4090

Stephen Blum – Investor Relations
(480) 754-5040

The Dial Corporation Announces Settlement
of Shareholder Lawsuits

Scottsdale, Ariz., March 15, 2004 – The Dial Corporation (NYSE: DL) today announced that it had entered into a memorandum of understanding to settle all shareholder lawsuits filed following the public announcement of the merger agreement entered into by Dial and Henkel in December 2003. Under the terms of the settlement, Dial and Henkel have agreed to amend the merger agreement to reduce from $110 million to $85 million the termination fee payable by Dial under certain circumstances if the merger is not consummated. In addition, pursuant to earlier discussions with plaintiffs’ counsel, supplemental disclosures requested by plaintiffs’ counsel were included in Dial’s proxy statement dated February 18, 2004, relating to the stockholders’ meeting on March 24, 2004, to consider and approve the merger agreement entered into with Henkel. The settlement is subject to court approval and consummation of the pending merger.

     Christopher J. Littlefield, Senior Vice President and General Counsel of Dial said “We are very pleased that we have been able to reach an agreement to resolve these lawsuits on these terms, subject to court approval. We strongly believe that Dial’s Board of Directors acted appropriately and in the best interests of Dial’s stockholders at all times and nothing in this settlement indicates otherwise. We continue to believe that the proposed merger with Henkel is fair to, and in the best interests of, Dial’s stockholders, and we look forward to receiving stockholder approval for the proposed merger and to closing the transaction with Henkel later this month.”

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial® soaps, Purex® laundry detergents, Renuzit® air fresheners and Armour® Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

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